 EX‑35.1

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Morgan Stanley Capital I Inc.

1585 BROADWAY

NEW YORK, New York 10036-8200

Re: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2015-C22, Commercial Mortgage Pass-Through Certificates, Series 2015-C22

Per the Pooling and Servicing Agreement dated as of April 1, 2015 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2016 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 27, 2017

/S/ Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.	(logo) Together we’ll go far